PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
July 11, 2007	Todd A. Gipple
Executive Vice President
Chief Financial Officer
(309) 743-7745

QCR Holdings, Inc.
Announces Sale of Interest in Nobel Electronic Transfer LLC

QCR Holdings, Inc. (Nasdaq /QCRH) (QCR) announced today the sale of its 20% interest in Nobel Electronic Transfer LLC (Nobel) to TriSource Solutions, LLC (TriSource). The principals of TriSource include William Brockway, the former Executive Vice President of Quad City Bancard, Inc., along with two other individuals. Mr. Brockway and another TriSource principal, Henry Harp, will be the operating managers of the LLC. Doug Hultquist, Chief Executive Officer of QCR, will be a non-operating manager of TriSource. QCR Holdings, Inc. has held a 20% interest in Nobel since its inception in 1995.

Nobel provides processing services to a number of entities including independent sales organizations. Currently, two major clients include Central Bancard LLC, owned by Mr. Brockway, and Quad City Bancard, Inc. Nobel will continue to provide processing services to Quad City Bancard, Inc. as it has for the past 12 years. Quad City Bancard will continue providing merchant and cardholder services to QCR Holdings, Inc. member banks, certain associations, and agent banks of Quad City Bank & Trust.

QCR Holdings Chief Financial Officer and Quad City Bancard Chief Executive Officer Todd Gipple commented that Nobel has provided excellent service to Quad City Bancard in the past and will continue to do so. “Nobel had been a good investment for QCR Holdings and its other owners, but in its current structure has not been able to expand its service base. TriSource is a national organization and should be able to take Nobel to a new level. This was an appropriate time and opportunity to monitize a portion of our investment. We are confident that TriSource will provide the same high level of service to clients as Nobel has done over the past 12 years.”

The consideration received by QCR Holdings, Inc. in the sale was $500 thousand in cash anda a 2.25% ownership interest in TriSource. In addition, QCRH has a put option that allows it to sell its interest in TriSource back to TriSource for $750 thousand at the end of 36 months. TriSource also has a call option that allows it to buy back the 2.25% ownership at $900 thousand until Dec. 31, 2007. QCR Holdings, Inc.’s original investment in Nobel was approximately $5,000 in 1995 and a significant portion of the consideration received will be booked as income in the third quarter of 2007.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.